Exhibit 99.1
3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2008 FINANCIAL RESULTS
Santa Clara, Calif.—February 3, 2009—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the fourth quarter and year ended December 31, 2008.
The net loss for the quarter was $12.6 million, or $0.58 per diluted share, on 21.8 million weighted-average shares outstanding. The net loss included a goodwill and intangible asset impairment charge of $10.5 million, equivalent to $0.34 per diluted share. The net loss also included $1.6 million of equity-based compensation expense, equivalent to $0.04 per diluted share. For the fourth quarter of 2007, the net loss was $2.4 million, or $0.11 per diluted share, on 21.6 million weighted-average shares outstanding, which included $1.7 million of equity-based compensation expense, equivalent to $0.05 per diluted share.
Revenues for the quarter were $16.4 million, including $11.9 million of Equipment revenues and Intevac Photonics revenues of $4.5 million. Equipment revenues included one 200 Lean® system. Intevac Photonics revenues consisted of $2.9 million of research and development contracts and $1.6 million of product sales. For the fourth quarter of 2007, revenues were $16.8 million, including $10.8 million of Equipment revenues and $6.0 million of Intevac Photonics revenues, which included $1.9 million of product sales.
Equipment and Intevac Photonics gross margins for the fourth quarter of 2008 were 41.4% and 19.5%, respectively, compared to 46.7% and 46.7% in the fourth quarter of 2007. The decrease in Equipment gross margin was primarily due to a lower mix of upgrades and spares revenue. The decrease in gross margin for Intevac Photonics reflected lower research and development contract revenues, lower factory absorption and higher warranty expense. Consolidated gross margins were 35.3%, compared to 46.7% in the fourth quarter of 2007.
Research and development and selling, general and administrative expenses for the quarter totaled $15.1 million, or 91.7% of revenues, compared to $14.9 million, or 89.0% of revenues, in the fourth quarter of 2007. Total operating expenses in the fourth quarter of 2008 were $25.6 million and included a non-cash asset impairment charge of $10.5 million relating to the carrying amount of the goodwill on the Equipment business segment and certain other intangible assets. Excluding the impairment charge, operating expenses increased slightly compared to the fourth quarter of 2007 but declined nearly $900,000 from the third quarter of 2008 as a result of the previously announced Global Cost Reduction Plan.
The net loss for the full year 2008 was $15.3 million, or $0.71 per diluted share, on 21.7 million weighted-average shares outstanding. The net loss included the goodwill and intangibles asset impairment charges of $10.5 million, equivalent to $0.34 per diluted share. The net loss also included $6.6 million of equity-based compensation expense, equivalent to $0.18 per diluted share. For the full year 2007, net income was $27.3 million, or $1.23 per diluted share, on 22.2 million weighted average shares outstanding, which included $6.3 million of equity-based compensation expense, equivalent to $0.22 per diluted share.

Revenues for the full year 2008 were $110.3 million, including $87.5 million of Equipment revenues and $22.8 million of Intevac Photonics revenues. Equipment revenues consisted of eleven 200 Lean® systems. Intevac Photonics revenues consisted of $14.3 million of research and development contracts and $8.5 million of product sales. For the full year 2007, revenues were $215.8 million, including $196.7 million of Equipment revenues and $19.1 million of Intevac Photonics revenues, which included $5.2 million of product sales.
Equipment and Intevac Photonics gross margins for the year were 40.9% and 33.0%, respectively, compared to 44.7% and 42.6% in 2007. Lower Equipment margins reflect lower revenues and unabsorbed factory costs. Intevac Photonics margins decreased primarily as a result of lower factory absorption, product mix and higher warranty expense. Consolidated gross margins were 39.3%, compared to 44.5% in 2007.
Total operating expenses for the fiscal year totaled $73.8 million, or 66.9% of revenues, compared to $68.6 million, or 31.8% of revenues, in 2007. Excluding the goodwill and intangible asset impairment charge taken in the fourth quarter of 2008, operating expenses for the year declined by $5.3 million as a result of decreased spending on development of new Equipment products, decreased legal expenses associated with patent litigation, global headcount reductions and overall cost reduction initiatives.
Order backlog totaled $20.2 million on December 31, 2008, compared to $18.5 million on September 27, 2008 and $34.2 million on December 31, 2007. Backlog at year end includes one 200 Lean® system, compared to one on September 27, 2008 and two on December 31, 2007.
“We exceeded our revenue guidance for the quarter and lowered our cost structure demonstrating our commitment to effectively manage the business through this challenging economic environment. During the quarter we implemented a Global Cost Reduction program which is expected to achieve approximately $10 to $12 million in annual savings,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “In 2009, Intevac will focus on developing the first Hard Disk Drive Patterned Media 200 Lean production tool, qualifying our Lean Etch tool through our alliance with TES in Korea and continuing to ramp our strong Photonics product portfolio.”
Conference Call Information
The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PT (4:30 p.m. ET). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. ET. You may access the playback by calling (800) 642-1687, or for international callers (706) 645-9291, and providing conference ID 81361001.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, manufacture and marketing of high-productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media sputtering equipment to the hard disk drive industry and offer advanced etch technology systems to the semiconductor industry.

Intevac Photonics: We are a leader in the development of leading edge, high-sensitivity imaging products, vision systems and miniature Raman instruments. Markets addressed include military, industrial, physical science and life science.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.
200 Lean® is a registered trademark, and Lean EtchTM is a trademark, of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to; expected success of the company’s alliance with TES Co., Ltd., impact of the company’s Global Cost Reduction Plan, and new product development success. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: failure to manage operating expenses or introduce new products, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Net revenues
Equipment	$11,911	$10,801	$87,469	$196,686
Intevac Photonics	4,529	5,950	22,838	19,148

Total net revenues	16,440	16,751	110,307	215,834

Gross profit	5,810	7,819	43,339	96,043
Gross margin
Equipment	41.4%	46.7%	40.9%	44.7%
Intevac Photonics	19.5%	46.7%	33.0%	42.6%

Consolidated	35.3%	46.7%	39.3%	44.5%

Operating expenses
Research and development	8,657	8,860	35,083	40,137
Selling, general and administrative	6,411	6,056	28,229	28,470
Impairment of goodwill and intangible assets	10,498	—	10,498	—
	—
Total operating expenses	25,566	14,916	73,810	68,607

Operating income (loss)
Equipment	(5,430)	(6,405)	(9,924)	32,903
Intevac Photonics	(2,959)	161	(6,674)	(2,919)
Corporate[1]	(11,367)	(853)	(13,873)	(2,548)

Total operating profit (loss)	(19,756)	(7,097)	(30,471)	27,436

Interest and other income	831	3,487	3,932	8,142

Profit (loss) before income taxes	(18,925)	(3,610)	(26,539)	35,578
Provision (benefit) for income taxes	(6,307)	(1,194)	(11,194)	8,233

Net income (loss)	$(12,618)	$(2,416)	$(15,345)	$27,345

Income (loss) per share
Basic	$(0.58)	$(0.11)	$(0.71)	$1.28
Diluted	$(0.58)	$(0.11)	$(0.71)	$1.23
Weighted average common shares outstanding
Basic	21,796	21,580	21,724	21,447
Diluted	21,796	21,580	21,724	22,150

[1]	Q408 and FY 2008 Include goodwill and intangibles impairment charges of $10.5 million.
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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$39,201	$138,658
Accounts receivable, net	15,014	14,142
Inventories	17,674	22,133
Deferred tax assets	3,204	3,609
Prepaid expenses and other current assets	4,806	4,162

Total current assets	79,899	182,704

Long-term investments	66,328	2,009
Property, plant and equipment, net	14,886	15,402
Deferred tax assets	14,765	3,740
Goodwill	7,905	7,905
Other intangible assets, net	4,054	1,782
Other long-term assets	1,332	1,871

Total assets	$189,169	$215,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Note payable	$2,000	$1,992
Accounts payable	4,214	7,678
Accrued payroll and related liabilities	3,395	8,610
Other accrued liabilities	3,175	4,163
Customer advances	2,807	5,631

Total current liabilities	15,591	28,074

Other long-term liabilities	509	2,176
Stockholders’ equity
Common stock ($0.001 par value)	22	22
Paid in capital	128,686	120,022
Accumulated other comprehensive income (loss)	(4,808)	605
Retained earnings	49,169	64,514

Total stockholders’ equity	173,069	185,163

Total liabilities and stockholders’ equity	$189,169	$215,413

Note: Amounts as of December 31, 2007 are derived from the December 31, 2007 audited consolidated financial statements.
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SUPPLEMENTAL INFORMATION REGARDING EQUITY-BASED COMPENSATION EXPENSE
(In thousands, except per share amounts)
(Unaudited)
The effects of recording equity-based compensation for the three months and years ended December 31, 2008, and December, 2007 were as follows:

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Equity-based compensation by type of award:
Stock options	$1,290	$1,525	$5,252	$5,517
Employee Stock Purchase Plan	270	246	1,247	864
Amounts (capitalized as inventory) released to cost of sales	13	(80)	78	(111)

Total equity-based compensation	1,573	1,691	6,577	6,270
Tax effect on equity-based compensation	(613)	(580)	(2,565)	(1,451)

Net effect on net income (loss)	$960	$1,111	$4,012	$4,819

Effect on earnings per share:
Basic	$0.04	$0.05	$0.18	$0.22
Diluted	$0.04	$0.05	$0.18	$0.22